Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Long Term Incentive Plan of Vista Energy, S.A.B. de C.V. of our report dated April 26, 2022, with respect to the consolidated financial statements of Vista Energy, S.A.B. de C.V., as of December 31, 2021 and for the years then ended, included in its Annual Report (Form 20-F) for the year ended December 31, 2021 filed with the Securities and Exchange Commission.

/s/ Mancera, S.C.

México, Mexico City

February 6, 2023